Exhibit 99.1

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EDITED TRANSCRIPT

ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

EVENT DATE/TIME: DECEMBER 05, 2012 / 09:30PM GMT

OVERVIEW:

Co. reported 1Q13 total net sales of $1.1b and adjusted net income from continuing operations of $63m or $0.39 per diluted share. Expects FY13 adjusted EPS excluding one-time acquisition and integration cost along with purchase accounting adjustments to be $1.45-1.55.

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1

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Townsend ICR - IR

David Jaffe Ascena Retail Group Inc - President and CEO

Armand Correia Ascena Retail Group Inc - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Anna Andreeva FBR Capital Markets - Analyst

Brian Tunick JPMorgan Chase & Co. - Analyst

Mark Montagna Avondale Partners - Analyst

Oliver Chen Citigroup - Analyst

Scott Krasik BB&T Capital Markets - Analyst

Alex Fuhrman Piper Jaffray - Analyst

Janine Stichter Telsey Advisory Group - Analyst

Edward Yruma KeyBanc Capital Markets – Analyst

PRESENTATION

Operator

Good afternoon my name is Keith, and I'll be your conference operator today. At this time, I would like to welcome everyone to be Ascena Retail Group's first-quarter earnings conference call. And I would now like to introduce Allison Townsend of ICR. Ms. Townsend, please begin.

Allison Townsend - ICR - IR

Thank you, Keith, and good afternoon, everyone. Today's call is being recorded, and will be available for replay later today. Information on accessing this replay is available in today's press release.

As a matter of formality, we would like to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks and uncertainties are referenced in today's press release, as well as in the Company's most recently filed Forms 10-K and 10 Q. Finally, in these remarks, we refer to adjusted earnings, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measures we discuss today to GAAP measures are included in today's press release. I would now like to turn the conference call over to your host, Mr. David Jaffe, President and CEO. David?

David Jaffe - Ascena Retail Group Inc - President and CEO

Thanks, Allison. Good afternoon, and thank you for joining us to discuss the results of our fiscal first quarter. With me today is Armand Correia, our CFO.

We are pleased to have begun the year with a strong first quarter. Our adjusted EPS grew 18% to $0.39, compared to adjusted EPS of $0.33 per share in the prior-year quarter. First-quarter sales increased 48% to $1.1 billion, driven by the acquisition of our Lane Bryant and Catherine's brands, with consolidated comp sales increasing 1%. We are very pleased with our operating and financial results in the first quarter, and we are coming into the second quarter with good momentum. While the environment has been a little soft, we are well-positioned for the holiday season. As we move through the fiscal year, we expect to deliver results that show continued organic growth and benefits from the Charming Shoppes acquisition. We are also focused on integration. While the major projects are longer-term, we've gotten those underway, and there are smaller projects that will happen sooner.

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2

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

Now, I'd like to walk you through each of our brands in a little detail. We are very pleased with Justice, which is performing well. Sales in the first quarter were up 12%, with comps up 4%. We continue to deliver trend-right merchandise assortments at compelling values. Transactions were up 3%, and we saw 1% increase in dollars per transaction. I'm also pleased to note that e-commerce grew 30%. From a regional perspective, all regions delivered positive comps with the Southeast and Southwest delivering the strongest growth. We are also pleased to see how our new Canadian store is continuing to perform above plan. With regards to specific categories, active tops and casual bottoms continues to be standouts. Our marketing strategy at Justice reinforces our value proposition, with the right balance of 40% discounts offered to our customers through direct mail, e-mail, customer loyalty programs, and also storewide point-of-sale events. Comps in the first quarter were driven by a very successful back-to-school season. Additionally, the introduction of a new promo, take an additional 20% off, was very successful in driving business during Columbus Day. We were very pleased with the customers' response to the promotion and the sales lift, and the inventory unit velocity that generated.

Justice executed for four 40%-off entire store POS events, the same as last year, with 33 additional POS days during the quarter. These events were supplemented by an 8% increase in circulation of direct mail catazines, which included three catazine mailings, similar to last year, and one incremental postcard mailing. For the second quarter, we've added 16 POS days compared to last year's second quarter, which will include three POS events similar to last year, four catazines, which is one less than last year, and two postcards, the same as last year. During the first quarter, we opened 20 Justice stores, including three in Canada, and closed one store, ending the quarter with 961 stores versus 917 last year. In the second quarter, we plan to open approximately 14 stores, including two stores in Canada, and to close 19. We typically close the most stores after the holidays.

I would also like to note that we've added Brothers to 15 of our stores as of the end of the first quarter, and to an additional 15 stores in the month of November. The results from these stores have been encouraging, and we are planning to roll Brothers out to an additional 30 stores in the spring. Justice's positive trend continued in the second quarter, and we ran a three-day take an additional 20% off event over the Veterans Day weekend, to great success. We also used this promotion on Black Friday, and had the biggest date in our history, providing a great start to the holiday season. Similar promotions used in the e-commerce channel were also very successful. We have several promotions slated for the remainder of December to draw in customers, and a new floor set to entice them, once they're in the store. In general, we are very pleased with the continued strengthening of the Justice brand and future growth opportunities.

Lane Bryant ended the first quarter with sales up 1%. The increase was driven by new store growth and a 41% growth in e-commerce sales. This was offset by a comp decrease of 4%, primarily due to soft traffic. While the comp was down in each region, we saw relative strength outside of the Midwest and mid-Atlantic. With regard to specific categories, our selection of active, separates, woven tops, and denim separates performed well for the quarter, with sweaters, jewelry, and premium denim down versus last year.

First-quarter marketing initiatives involved a variety of strategies. We had four mailers, one less than last year, with overall mailing quantities down 22%. For the second quarter, we will have eight mailers, one incremental versus last year, with a 5% planned increase in quantities and one gift with purchase, which is new this year. I would also like to note that the penetration on our private label credit card has increased to 42%, the strongest number for any of our concepts. The Lane Bryant store count is 815 locations at the end of the quarter, versus 821 stores last year. During the quarter, we opened 19 new stores and closed nine stores. Two new store openings and 17 store closings are planned for the second quarter. Sales trends have been soft in November, as a result of decreases in traffic each of the weeks. We continue to manage our business conservatively, with inventories well-controlled and down on a comparable basis. We will be carefully monitoring the holiday sales by looking towards one of our new promotions that starts today, the 12 Days of Christmas, with different offers daily to help drive both traffic and transactions. While we are certainly in certainly in the learning mode, the opportunities we are seeing with Lane Bryant continue to be very encouraging. We are continuing our search for a new President, and are hopeful that we will have someone in place early in the new year.

Turning now to Maurice's, we had a strong first quarter. Sales grew 11%, with a 3% comp gain. A 4% increase in conversion, coupled with a 4% increase in average dollar sales was partially offset by a 5% decrease in traffic. This gives us confidence that we have the merchandise assortment our customers want. Comp store sales increased in most regions, led by a 4% increase in the Midwest. New stores and 61% growth in e-commerce sales helped drive the total sales increase in the quarter. With respect to categories, many of our women's apparel departments posted increases.

Our first-quarter marketing initiatives involve a variety of strategies. We had three mailers, one incremental versus last year, which was specifically targeted to the plus customer, with overall mailing quantities down 3%. For the second quarter, we will have two mailers, similar to last year, with a 13% planned decrease in quantities. I'd also like to note that our Take 10 loyalty program, now a year old, has helped to substantially increase the size of our e-mail database to 2.2 million. Additionally, the penetration of our private label credit card has increased to approximately 38%. Our store base is now 840 locations at the end of the quarter, versus 797 stores last year. During the first quarter, we opened nine new stores, including one in Canada, and closed one store. 13 new store openings, including an additional four Canadian stores and four store closings, are planned for the second quarter. Maurice's had a solid November and Black Friday weekend, and we are optimistic that we have the right fashion and a competitive promotional plan for the balance of the holiday season.

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3

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

 Our dressbarn brand had a solid quarter. Sales were up 3%, including a 1% increase in comps, which was driven by a 3% increase in transactions, partially offset by a decrease in average dollars per transaction. Comp store sales increased in most regions, with strength in the Southwest and West Coast offsetting softness in the Northwest and Midwest. We were pleased to see e-commerce continue its impressive growth, with an increase of 88% for the quarter. We saw strength in career knits, dresses, and casual bottoms.

We continued to use a variety of marketing tools for the first quarter, which helped to drive sales. Dressbarn continues to refine its customer targeting, which allowed us to decrease total mail quantities by 6% versus last year, while maintaining sales and traffic. We had three mailings and two gift with purchase promos, the same as last year. Our electronic BlushPERKS loyalty program continues to grow, and has enrolled approximately 2.8 million customers in the first 10 months of the program. We increased the frequency of e-mails sent by 35%, and our e-mail database of 3.1 million is 43% larger than last year. For the second quarter, we're anniversarying three direct mail pieces with a slight decrease in planned quantities, as we further refine our customer targeting, and maintain two gift with purchase promotions, consistent with last year. Finally, our private label credit card market share is now at 32% of sales. At dressbarn, our store base is 840 locations as of the end of the quarter, versus 836 last year. During the first quarter, we opened 16 and closed three. For the second quarter, we plan to open one and close 10 stores. November was a challenging month due the impact of severe weather in the Northeast during the first two weeks of the month, in addition to product misses in our key sweater category. Sweaters is having a difficult season, and we've added additional promos and markdowns to clear through the fall inventory, and we continue to evaluate our promotional opportunities for the remainder of the holiday selling season.

At Catherine's, sales grew 2% in the first quarter with comp sales up 4%. Comp store sales increased in all regions except for the Southeast, which was flat, but was led by strong business in the Northwest. We also benefited from a 24% growth in e-commerce sales. Merchandise categories that performed well for the quarter include knits, sweaters, and casual wovens. First-quarter marketing initiatives include nine mailers, the same as last year, with mailing quantities up 2%. For the second quarter, we will have 8 mailers, in line with last year, with a 4% planned decrease in quantities. The penetration of our private label credit card has increased to 41%. The Catherine's store count is at 417 locations at the end of the quarter versus 444 stores last year. During the first quarter, we closed five stores. 16 store closings are planned for the second quarter. We are pleased with our continued positive sales trends, and are optimistic that these will be maintained through the holiday season. Customers continue to respond positively to Catherine's merchandise offerings, particularly improvements in the fashion assortments, and tops and bottoms.

In summary, after a solid first quarter, our brands have positioned their inventories conservatively for the holiday season, due to concerns about the strength of consumer spending, while also having contingencies in place to maximize business. At the same time, our shared service group has been diligent in reducing our duplicative overhead structure, and continues to work to realize synergies. We are on track with these efforts, and will update you on our progress on future calls. Thank you, now I would like to turn the call over to Armand.

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Thank you, David, and good afternoon, everyone. Before we review our first-quarter results, it is important to note that this year's quarterly earnings include certain costs related to the acquisition of Charming Shoppes. The Company believes these costs are not indicative of ongoing operations for period-to-period comparisons. This year's results, discussed on this call, are adjusted to exclude these items. In addition, our comments on last year's quarterly financial results have been adjusted to include Lane Bryant, Catherine's, and Charming Shoppes' corporate overhead cost, for pro forma comparison purposes.

Total quarterly net sales increased to $1.1 billion. Adjusted last year's reported sales to include Lane Bryant and Catherine's, year-over-year sales increased 7%. Comp store sales increased 1%, coming in below expectations and primarily traffic-related. This represents the 15th consecutive quarter of comp sales increases. Average dollar sale was up 2.5%, with selling AUR up 5%, while UPTs were down 2.5%. On the other hand, our e-commerce business continues to be strong and well ahead of expectations, increasing 42% year-over-year to $83 million.

Moving down the income statement, adjusted gross margin dollars, excluding the impact of purchase accounting of approximately $20 million, grew to $676 million, and a rate of 59.4% of sales. This compares to last year's adjusted quarterly of $612 million or 57.7%, including Lane Bryant and Catherine's. The dollar increase of 10%, and a 170 basis points rate improvement year-over-year was primarily due to higher realized markup from the tailwinds of lower product costs, in addition to a $6 million favorable markdown reserve carried into the quarter. As to buying, occupancy and distribution costs, they came in at $206 million or 18.1% of sales, pretty much in line with last year as a percentage of sales, with Lane Bryant and Catherine's included.

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4

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

Adjusted SG&A was $333 million, or 29.3% of sales. This excludes approximately $6 million in acquisition and integration costs, and compares to last year's adjusted $300 million, or 28.3% of sales, to include Lane Bryant, Catherine's, and Charming Shoppes' corporate overhead costs. The rate increase of 100 basis points was due to deleverage below our comp sales tipping point of approximately 3.5%, along with the added corporate overhead costs from combining both shared service groups. We remain confident that we can drive down our tipping point over the next few years, as we complete a number of ongoing strategic projects, as well as reducing the combined corporate overhead costs through a number of integration initiatives already underway.

Operating income from continuing operations on an adjusted basis increased 18% to $99 million, or 8.7% of sales. This again excludes the effect of purchase accounting adjustments and the acquisition costs related, and compares to an adjusted $84 million or 7.9% of sales last year. Let's now review our brands' operating income performance, which is net of fully allocated corporate overhead, and excludes the impact of the one-time items previously mentioned. Justice led the way, with operating income increasing to $56 million or 15.7% of sales. This compares to $54 million or 16.8% of sales last year. Lane Bryant had an operating loss of $2 million, compared to an operating income of $1 million last year. This year's results were also impacted by increased allocation of combined corporate overhead costs, and excludes the $15 million in purchase accounting adjustments.

Maurice's operating income increased 23% to $30 million or 13.2% of sales, compared to $24 million or 11.9% of sales last year. This was driven by gross margin increases. Dressbarn's operating income increased to $9 million or 3.6% of sales, compared to $5 million or 2% of sales last year. The increase was also driven primarily by gross margin. Catherine's operating income increased to $6 million or 8.3% of sales, compared to last year's $1 million operating loss. This increase was due to the $6 million favorable markdown reserve carried into the quarter.

Moving on, the Company's effective income tax rate for the first quarter was 32.5%, and compares to 38.5% last year. This year's rate was favorably impacted from the resolution of various income tax matters that added approximately $0.04 to earnings per share. For modeling purposes, a 37.5% rate is more appropriate going forward. Adjusted net income from continuing operations increased 21% to $63 million, or $0.39 per diluted share. This compares to last year's adjusted net income of $52 million or $0.33 per diluted share.

Now, turning to the balance sheet, we ended the quarter with $137 million in cash and cash equivalents. Of this amount, approximately $115 million is overseas. Long-term debt ending the quarter was $305 million, which included approximately $300 million outstanding under our term loan, which is currently at $285 million, following a $15 million prepayment, and no outstanding debt currently under our $250 million revolver. During the beginning of the second quarter, we have further reduced our long-term debt by paying off an $8 million mortgage on our Greencastle, Indiana distribution facility. In the near-term, we will be using excess cash to pay down debt.

Our inventory levels ending the quarter reflected continued strong inventory management, and we are pleased and well-positioned beginning our second quarter. Total inventories at cost was $604 million, down 4% versus a year ago's $628 million, which includes Lane Bryant and Catherine's. Inventory per average store was down a similar percentage year-over-year. CapEx for the quarter was approximately $16 million for new store additions, store remodels, and technology projects. The fiscal 2013 CapEx spend is planned at $325 million. That includes approximately $130 million for the following two major projects — the expansion of our Columbus, Ohio distribution facility, to process merchandise shipments to all our stores; and last, the retrofit of our Greencastle, Indiana distribution facility to bring e-commerce fulfillment in-house to handle all brands. All in all, we were pleased with our above-planned earnings results for the quarter, that were driven by increased gross margins.

Looking ahead to our second-quarter holiday season, we remain cautiously optimistic that we can deliver to our plan, despite some impact on our business in the Northeast regions from Hurricane Sandy during the first two weeks of November. This primarily impacted our dressbarn brand, due to its concentration of stores, and has required more aggressive promotions to clear excess inventory from lost sales. We estimate Sandy's impact on lost sales for November to be approximately $12 million or 3% on our monthly comp sales, with most of this impacting our dressbarn brand.

At this time, we are reaffirming our fiscal 2013 adjusted earnings-per-share guidance, in the range of $1.45 to $1.55, excluding one-time acquisition and integration costs, along with purchase accounting adjustments. This estimate is based upon various assumptions, including achieving mid single-digit increases in comp sales and store openings of approximately 200, with store closings of approximately 100. We will reevaluate this guidance following the upcoming holiday season and plan to issue holiday sales results in the beginning of January. Thank you. Operator, we will now accept questions.

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5

Exhibit 99.1

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question is from the line of Anna Andreeva with FBR Capital Markets. Please go ahead.

Anna Andreeva - FBR Capital Markets - Analyst

I was hoping you could perhaps talk about the quarter-to-date trends and thanks for quantifying the impact from Sandy, but have you seen improvements in the business I guess post-Sandy into December? And it sounded like, by division, you are very pleased with Justice and Catherine's, a little bit less so and Maurice's, a little bit less so obviously with dressbarn, if you can maybe talk about that? My second question was about Lane Bryant, just maybe a little bit more color, what happened during the quarter with the negative 4% comps? I think you talked about the difficult traffic trends out there. Is this something that is self-inflicted with some of the fashion misses? Maybe just a little bit more color, there.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure, Anna, let me start off by saying the holiday season has got a lot of green in front of us. Hopefully, it will be a very strong holiday season for us and for the industry. I think there is a lot of noise in the numbers. So, we're not really going to provide any color on just the timing of this call, being just the first week or so after Cyber Monday.

It is just, as I think I said on my last call, it's a little choppy out there, and given whether it's the severe weather in early November, some of the uncertainty going on now with the fiscal cliff, the sales that may have been brought forward by Black Friday and Cyber Monday, the fact that we have an extra weekend for Christmas. I don't think it is indicative to throw numbers out. So, we will just hold off giving any more color on this limited time period, and try and wrap it all together after the holidays. Down at the ICR conference, we will be able to give a lot more color after the fact, rather than trying give a data point now that may not really be indicative of how the season is going to play out. I'm sure you understand.

Anna Andreeva - FBR Capital Markets - Analyst

Okay. Okay, great. And on Lane Bryant?

David Jaffe - Ascena Retail Group Inc - President and CEO

Lane Bryant is, first and foremost, struggling with sales or with traffic, which is impacting sales directly just because, all things being equal, you're just getting less footsteps in there. So, certainly, we have opportunities in our marketing campaigns, and I touched on some of that. And we have a new woman that has come in less than a year ago, that's rethinking all of our marketing approaches, and the rebranding you may have seen with the new Lane Bryant logo is just the start. So, while there were certainly some misses in certain product categories, no question, sweaters also here were pretty tough. Knits weren't great. It seems to me that there were a couple of issues, not just the traffic and the merchandise together, led to disappointing results, and as I mentioned, we are watching that very carefully, and making sure that we don't get backed up on inventory and this new promo, the 12 days of Christmas, we're pretty excited about, and we will be watching that carefully.

Anna Andreeva - FBR Capital Markets - Analyst

Okay, great. Thanks so much, good luck.

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6

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

Operator

Your next question is from the line of Brian Tunick with JPMorgan. Please go ahead.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Thanks, congrats. Two questions, I guess, first as we try to think about the current quarter, and we try to think about maybe the gross margin puts and takes, any thoughts on A, do you have another markdown reserve that you're carrying into this quarter? And what are your views of how much you think the sourcing benefits will help you? And if you could give us maybe last year's gross margin rate from Q2, to try to think that through? And then secondarily, just trying to think through that Justice, the segment margin pressure here. Was there anything you were seeing from Target or Walmart or JCPenney as we moved through Black Friday? I mean, what caused you to think about adding the additional 20% off, and I've seen more pressure from pricing from those big competitors?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, let me start and Armand can jump in. I'll start first with justice. No, as you may know, Bryan, we've continued to take market share. Justice is now the number-one player in this 7 to 12-year-old girls' market. So, we feel really, really good about how this brand is performing. They are really doing a great job down there, and very impressed with how they continue to build the brand, and, they are operating as they see fit, not in response to any the other retailers, whether it is big box, small box, what have you.

So the whole idea of the incremental 20% off internally, we're calling it a flash sale, is just a way to create a little bit more excitement, maybe get a little bit more action and maybe some new customers, perhaps, that said oh my gosh, look at this, it's an extra 20% off today only, let's try it, and it really drove volume. So, while the gross margin was down because of the incremental markdowns, the gross margin dollars was way up. So, as you heard me say, we did it a few times in the fall and very pleased with the results. We will see, as we digest the results for the rest of the season, if we have pulled any business forward, and also as we do it on e-commerce, we will be able to understand it a lot better. But, right now, I would say that the initial results were extremely favorable, very pleased with how it drove volume, and therefore further market share gains, we believe. So, we will wait and see when the dust settles.

Secondly, going back to your first question, we really haven't seen the sourcing benefit, yet. So, while we have the vast majority of our stores seeing at Justice and Lane Bryant and Catherine's being done through our own vertical model, not the case with dressbarn and Maurice's. And although we are building that capability, dressbarn is still very, very small, kind of a rounding error, and Maurice's is a little further ahead, but not much. So, I don't think we would credit any sourcing benefit to margin. There's probably a little bit of carryover from the high cost of comp last year, that we are still seeing play out in the second quarter. And in general, while we have these contingencies, and we certainly are going to be carefully monitoring our inventory levels over the next three or four weeks, right now, there is no reason to expect, with the exception of Justice, which I just talked about, that our margins would be significantly lower than last year. Armand, do you want to add any color to that?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Yes, just to add a little color, I think coming into the second quarter, I believe there was margin opportunity from reduced cotton costs. But, again, at this point, given some of the uncertainty going on, I am not as confident at this point in time.

Brian Tunick - JPMorgan Chase & Co. - Analyst

And can you give us the gross margin rate from last year's second quarter as a base?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

On a pro forma basis, Brian, and again this includes Lane Bryant and Catherine's, last year's second quarter gross margin rate was 53.3%.

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7

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

Brian Tunick - JPMorgan Chase & Co. - Analyst

Terrific, thanks so much, and good luck for the holiday.

Operator

Your next question is from the line Mark Montagna with Avondale Partners. Please go ahead.

Mark Montagna - Avondale Partners - Analyst

Just a question about retail prices. You had mentioned in the past that you had taken retail prices up across-the-board. Is that just the legacy brands, and if so, when was that, and then how much was that increase?

David Jaffe - Ascena Retail Group Inc - President and CEO

So, Mark, if I just look at average unit retail, which is what we call our ticket price,.

Mark Montagna - Avondale Partners - Analyst

Yes.

David Jaffe - Ascena Retail Group Inc - President and CEO

We saw an increase across all our brands in the first quarter. So, it varies from a negligible to maybe 5%, and if you want more detail we can give it to you. The interesting thing is that, when you look at it on an average selling price basis, again, depending on the brand, we were able to maintain, in some cases, even increase that delta. So, the average selling price is the out-the-door price so we were pleased in our markdown control, which in all but the Justice case was pretty much flat or down to last year.

Mark Montagna - Avondale Partners - Analyst

Okay, because what I'm trying to understand is, I think when you had your investor day in October, you had mentioned across-the-board prices. I'm trying to understand if that was taken last spring? Just so I understand when we start to anniversary stuff like that. And the magnitude was low single digits.

David Jaffe - Ascena Retail Group Inc - President and CEO

Yes, it is certainly winding down. I'm not sure you're going to see much of an increase for the second quarter.

Mark Montagna - Avondale Partners - Analyst

Okay. And then second question, last question.

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8

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

The other part Mark, that you've got to be clear on and what we are reporting is the total AUR for all categories. Really if we want to drill on it, much of this increase in many cases is due to merchandise mix, not due to prices going up. So, I'm giving you the global, and if you want, call Armand back later, and he can really drill on it with you to get you an understanding of how much was price increase and how much was merchandising mix. In general, I would say it's a combination.

Mark Montagna - Avondale Partners - Analyst

Okay. And then just lastly, just digging into the additional 20% off at Justice. Was that the sole reason for the gross margin going down at Justice?

David Jaffe - Ascena Retail Group Inc - President and CEO

Not the sole reason, but the majority of the reason. As I mentioned, we did more point-of-sale days. So, if you look at the number of days, or you look at the — maybe a better way to look at it, number of transactions that were done with this 40%-off handle, it went up. So, I think it is now — I don't have it at my fingertips, but I think it was about 96% of our transactions were at the 40% off. So, when you think of it that way, if it were around 90% last year, again, I'm sorry, I don't have the numbers in front of me, but order of magnitude, you're close, that increase would obviously increase your markdown rate. So you've got both that, as well as the flash sales.

Mark Montagna - Avondale Partners - Analyst

Okay, so do you think the plan going forward is to keep distorting around key traffic periods at that 20%. Because to me, I view that as a potential slippery slope, and I would hate to see you see Justice becoming the Joseph Bank of kids' retail.

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, it's always a good call out and I think that we are going to study this very carefully. The numbers were very impressive, and while I don't want to say that we're going to do this or do that, because right now, it hasn't been formulated for spring, it was a very successful strategy, and while it is a slippery slope, it did create incremental volume.

Mark Montagna - Avondale Partners - Analyst

Okay. All right, that sounds good. Thank you.

Operator

Your next question is from the line of Oliver Chen with Citibank. Please go ahead.

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9

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

Oliver Chen - Citigroup - Analyst

Regarding your comments around the environment being soft, and your decision to reaffirm your MSD comp, why — it sounded like traffic came in a little bit lighter than you expected. So, are you expecting other comp levers to offset what happened in Q1? And then secondly, your inventories look quite attractive at that negative 4% on an adjusted basis, what do you think is going to trend going forward? One of your earlier comments was potential over-inventoried on the sweater side. And our final question is, can you elaborate on how you may evaluate promotional opportunities? How should we think about that comment? Thanks a lot.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure, so, again, I'll try and go in reverse. The promos are already established for the season, and we have, in our pockets, additional promos if they become necessary. So, depending on the brand, depending on the situation, it may be a very focused promo, or it may be a broader-based promo. I think we feel pretty good about our plan right now, and I think it's just a prudent business to have a backup plan or Plan B in case things stay soft, for competitive reasons or just through economic reasons.

So, going back to your first question, we can't let ourselves allow inventory to get out of control. And the issue with the sweaters was really at dressbarn, a little bit at Lane Bryant, and we were very aggressive in doing what we needed to do to hit those very hard, to get the unit velocity, which enabled us to bring the inventories back under control, and those are things that each brand spends a lot of time monitoring, so we don't wake up in January with more inventory or more old prior-season inventory than we want, and that's a key that goes hand-in-hand, I said, with the promos.

Your first comment was about other levers that we have to drive the business, and clearly, if I understood the question correctly, it really ties back to your last question about promos. That is really the best lever we have at this time. You can always do some more marketing. Certain types of marketing, like e-mails or mobile text, or what have you, it is much harder once you're in December to do, say, a direct mail piece, because it is too late, just based on the lead time. So, I hope I covered everything, if not, ask a clarifying question for me.

Oliver Chen - Citigroup - Analyst

Just a follow-up, thank you, that is extremely helpful. Regarding sweaters, do you think it was in relation to weather or specific product choices, or the category, in terms of the difficult nature of the season? I know weather has been a little bit mixed.

David Jaffe - Ascena Retail Group Inc - President and CEO

I really do think, even though we had sweater issues in several of our brands, I think it may have been at best a combination of weather and style, and at worst, it was primarily our own style issues. I think at the end of the day, if you have the right products, even if it is warm, the customer is going to want it. So, I think we've got to take the hit on this, at least to a large extent, that we didn't have the products she wanted. And unfortunately, this is a fashion business, and you're never going to get all of the categories right, and for dressbarn, sweaters happens to be a very important category. So, it was disappointing to have some misses in that area, as I mentioned, also with Lane Bryant. But we learned a lot, and certainly we will be back next year.

Oliver Chen - Citigroup - Analyst

Great, sounds good. Good luck, thanks.

Operator

Your next question is from the line of Scott Krasik with BB&T. Please go ahead.

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DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

Scott Krasik - BB&T Capital Markets - Analyst

Just a question on, or a couple, but you look at December, and I think you comped up 12% in December. For the quarter last year was about 8% in the quarter. So, maybe talk about how you're thinking about the business and whether it's realistic to see improvement relative to the trends that you've been on ex-Sandy?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I think my comment earlier to Anna about the holidays sales is pertinent here as well. We are up against big numbers. We think that it's going to be a challenging holiday season, and I've been at dressbarn for 21 Christmases, and I think I have said the same thing every holiday season. So, let's wait and see. We are optimistic. We feel good about our inventory. We feel good about our marketing, and at this point, as I tell everybody around here, it's nail-biting season, because everything is it done and in place and these last whatever, 2.5 weeks we have left, we just have to hope we have the good weather and the consumer confidence to come in and shop.

Scott Krasik - BB&T Capital Markets - Analyst

And then in regards to the 20 flash sales, did you see really a transference of sales to those days? Did you beat your plan meaningfully at Justice? It seems like it was probably in line.

David Jaffe - Ascena Retail Group Inc - President and CEO

As I said earlier, we believe, based on the analysis we've done, that we created incremental sales by doing a flash sale. So, there can be a lot more analysis done and we're thinking a lot more about it, and we'll will see how the whole season plays out. But, the excitement of that event for that customer was tremendous. And the numbers that it generated were tremendous. So, it's very exciting for the Justice customer, and the Justice business. Certainly, we've done similar approaches in other brands, and haven't had the same impact, frankly. So, we're going to spend a lot of time studying and learning from it, and seeing where we go from here both for Justice, as well as seeing if there are learnings for the other brands.

Scott Krasik - BB&T Capital Markets - Analyst

Okay, thanks, and just two quick on gross margin. One, are you thinking about the 40 basis points of gift card breakage in this Q2 margin last year?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

That is correct.

Scott Krasik - BB&T Capital Markets - Analyst

Okay, so that plus what you said about some of these promotions. Will gross margins see more pressure in Q2 than it did in Q1?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Well, again, Scott, I'll repeat the answer to the question. I was more optimistic going into the quarter, and because we did have certain opportunities. I'm a little less cautious, and I don't think it's meaningful, that gift card breakage on the overall quarter.

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DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

Scott Krasik - BB&T Capital Markets - Analyst

Okay, and then just do you have an inventory reserve included in the 59.4% Q1 gross margin? The inventory reserve reversal?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

Yes, we do.

Scott Krasik - BB&T Capital Markets - Analyst

Okay, thanks very much.

Operator

Your next question is from the line of Alex Fuhrman with Piper Jaffray. Please go ahead.

Alex Fuhrman - Piper Jaffray - Analyst

You want to talk a little bit about the private label credit cards, and thank you for providing those metrics by the individual brand. I'd be curious as two how those rates have trended over the past year, just generally speaking, or if there are any big call-outs by brand. And as we think about the private-label credit card from a marketing perspective, is the new credit card customer, is that primarily a new customer to each of the brands, or is that more likely to be an existing core customer, who you get to cross-over into that credit card? And then as you look at the transaction data, is very substantial difference in either the purchasing frequency or the average ticket size that is done on that private-label credit card?

David Jaffe - Ascena Retail Group Inc - President and CEO

Okay, well, a lot of questions, there, Alex. First, the trend at all the brands has been up slightly over the last year. So, it continues to grow. Some a point or two, some little less, but it has been up. Armand can get you the specifics if you are interested in it. We are pleased the way this continues to grow, because these are your best customers. In many cases, the new cardholders are new to the brand, and in many cases, they are customers that want the open-to-buy that a private label credit card gives them.

So, it's a mix, and as we look out, we really see this as a great marketing opportunity, because these customers do spend more, because they are your best customers, and I forget the exact numbers and it varies by brand, but if you use rough numbers and said that 30% of your customers have private label cards, and they account for, or use your private label cards, and those transactions account for 40% of your business, that is the range that you will see, the pick-up that you get on a private label credit card. So, it's all good, and we've got lots of programs in place at all the brands, with the exception of Justice, which has a private label credit card, but it's not emphasized. It is a very small piece of their business.

Alex Fuhrman - Piper Jaffray - Analyst

Right, that is very helpful, thanks. Wondering if you could just touch very briefly on the sales trends for efforts that you have in place, to try and capture that Fashion Bug lost revenue. Obviously, I would imagine that Lane Bryant and Catherine's have been working on these plans ever since Charming decided to discontinue Fashion Bug, and probably dressbarn and Maurice's may be a little bit later to step up their efforts. Can you give us an update on what the brands are doing to market to the Fashion Bug customer?

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DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

At a high-level, it falls into a few different buckets. So, the first thing we've been able to do is enable the Fashion Bug private label credit card to be used at dressbarn and Maurice's, in addition to Lane Bryant and Catherine's. So, you can walk in and just use your Fashion Bug card. So when they go out, that Fashion Bug card has still got value. And second, because it's Fashion Bug customer who is getting her statement, with the store closed, we're going to be able to message them, whether it's inserts, whether it's e-mail, whether it's on-statement printing to go to a dressbarn or Maurice's or Catherine's or Lane Bryant.

And then, finally, we just put in a bag stuffer that offers them discounts at the four different brands. And we will be doing some other things, a little bit more aggressive as we get further down the road towards their closings, and also in markets where we have stores in the same market, complementary stores in the same market, we are looking at doing more store-level marketing with the other brands. So, it is very early in the game, but we've got a lot of ideas going. Those are a taste of some of them, and we are optimistic that we will be able to pull over about — we believe that we should be able to capture 10% of the sales, of those Fashion Bug sales. And, as you know, if we can pull over 10%, and that is incremental, about 37% or so of that drops to the bottom line.

Alex Fuhrman - Piper Jaffray - Analyst

Well, that's great, that's really helpful. And thanks, and good luck this holiday season.

Operator

Your next question is from the line of Janine Stichter with Telsey Advisory. Please go ahead.

Janine Stichter - Telsey Advisory Group - Analyst

I was wondering if you could just talk a little bit about the cadence of sales throughout the quarter. It seems like things got off to a pretty good start in August, maybe slowed a little bit in September, and then, when you spoke at the analyst day, it seemed like they were pretty much in line with where you had wanted them to be, but it seems like maybe slowed in the last two weeks of October. So I was wondering if you could comment on that, and then it just any other commentary on accessories at dressbarn? It seems like for as good of a holiday season as you had last year, that's been the weak link, and could be a big opportunity for this holiday season.

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure, I will start again at the end there, accessories with dressbarn are doing okay. They're one of the stronger categories. Actually I'm looking here, it's one of our top three categories for the first quarter. So, we agree that is a great opportunity, and we'd love to see that continue to grow. One of the old adages in retail is that if a woman is feeling economic pressure and she can't afford to go out and buy a complete outfit, she will go out and buy some accessories or jewelry to accent and update the ones she's got. So, we would like to see that strength continue from the first quarter into the holiday season. And so, Armand?

Armand Correia - Ascena Retail Group Inc - EVP and CFO

I will take the cadence, for the quarter on as far as sales are concerned. We came into the first quarter with a solid August performance, mid single-digit comp increases. September, obviously, was a challenging month. We believe weather, obviously, had a lot to do with that as well, and as we said on our recent investor call, September was indeed disappointing, and comps were negative low single digits. October came around, got a little bite of cool weather at the beginning of October and the first half of October, our comps have returned back to mid single-digit increases. However, as the month progressed towards the tail end of October, comps once again fell off. So that's giving you the cadence of the quarter.

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DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

Janine Stichter - Telsey Advisory Group - Analyst

All right, great, thanks. That's really helpful.

Operator

Your next question is from the line of Edward Yruma with KeyBanc. Please go ahead.

Edward Yruma - KeyBanc Capital Markets - Analyst

I wanted to drill a little bit in the improvement in Maurice's operating margin. Do you think at this point you've stabilized the business and are on the road to margin improvement going forward, or was this just a quarter where things seemed to be a little bit better than maybe quarters past?

David Jaffe - Ascena Retail Group Inc - President and CEO

Well, I certainly would like to think the former than the latter. There is nothing working out there that we have concerns about. I think as we mentioned at the investor day, Maurice's is looking for a CMO, but the team there is doing a yeoman's job of keeping the business on track and on trend. So, we feel pretty good about what is going on there, and we just brought on a new divisional in our accessories area, which had been struggling. So, we are thrilled to have him on board, and we feel this business is performing nicely, and in a good place and no reason for us to think that there is anything that's going to change that.

Edward Yruma - KeyBanc Capital Markets - Analyst

Got you, and sorry if I missed it earlier. Did you give an update on Brothers? I know this is one of the first Christmases where you had a reasonable number of stores. Maybe early learnings, and maybe if you would revisit your opening plan for next year?

David Jaffe - Ascena Retail Group Inc - President and CEO

Sure, it was in my comments, and basically, I said we've got 30 stores open for holiday, and then we've got plans to open up another 30 stores in the spring. So, what we said is, our results so far have been encouraging, and we are going to continue with the roll-out.

Edward Yruma - KeyBanc Capital Markets - Analyst

Got you, thanks so much.

Operator

(Operator Instructions)

Gentlemen, it looks like you have no other questions.

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14

DECEMBER 05, 2012 / 09:30PM GMT, ASNA - Q1 2013 Ascena Retail Group, Inc. Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President and CEO

All right, well thank you everyone for your participation, appreciate your support. And I'd like to wish everyone a very happy holiday season, and we look forward to seeing you in January at ICR. Goodbye.

Operator

Ladies and gentlemen, that will conclude today's conference. Thank you very much for joining us, and you may now disconnect. Have a great day.

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